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As filed with the Securities and Exchange Commission on December 21, 2006.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXCO RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	74-1492779 (I.R.S. Employer Identification No.)

12377 Merit Drive, Suite 1700, LB 82
Dallas, Texas 75251
(214) 368-2084
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

William L. Boeing
Vice President, General Counsel and Secretary
12377 Merit Drive, Suite 1700, LB 82
Dallas, Texas 75251
(214) 368-2084
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas H. Yang
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
(214) 651-5545
(214) 200-0641 (fax)

        Approximate date of commencement of proposed sale of securities to the public: From time to time after the effective date of this Registration Statement, as determined by the selling shareholders.

        If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	16,796,244	$15.43	$259,166,045	$27,731

(1)
In accordance with Rule 416, we are also registering an indeterminable number of shares of common stock as may be issued in connection with stock splits, stock dividends or similar transactions.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the New York Stock Exchange on December 18, 2006.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to completion, dated December 21, 2006

Prospectus

16,796,244 shares

EXCO Resources, Inc.

Common Stock

The selling shareholders named in this prospectus may use this prospectus to offer and resell from time to time up to 16,796,244 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

The selling shareholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may offer or sell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

The selling shareholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of shares. We will bear all costs, expenses, and fees in connection with the registration of the shares. For additional information on the methods of sale that may be used by the selling shareholders, see "Plan of Distribution" on page 21.

Our common stock is traded on the New York Stock Exchange under the symbol "XCO". On December 20, 2006, the last reported sales price for our common stock was $15.84 per share.

This investment involves risk. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2006.

TABLE OF CONTENTS

SUMMARY
RISK FACTORS
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
INDEPENDENT PETROLEUM ENGINEERS

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or amendment. We have not, and the selling shareholders have not, authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

SUMMARY

        This summary highlights selected features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, especially the risks of investing in our common stock discussed under "Risk Factors" in this prospectus and incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, any accompanying prospectus supplement and the documents incorporated herein by reference before making an investment decision.

        Unless the context requires otherwise, references in this prospectus to "EXCO," "we," "us," and "our" are to EXCO Resources, Inc., or EXCO Resources, its consolidated subsidiaries and EXCO Holdings Inc., or EXCO Holdings, our former parent company, which was acquired by and into which EXCO Holdings II, Inc., or Holdings II, merged in October 2005. On February 14, 2006, EXCO Holdings merged with and into EXCO Resources.

EXCO Resources, Inc.

        We are an independent oil and natural gas company engaged in the acquisition, development and exploitation of onshore North American oil and natural gas properties. We expect to continue to grow by leveraging our management team's experience, exploiting our multi-year inventory of development drilling locations and exploitation projects, and selectively pursuing acquisitions that meet our strategic and financial objectives.

        Our operations are focused in key North American oil and natural gas areas including Appalachia, East Texas, Mid-Continent, North Louisiana, Permian, and the Rockies. Our assets are characterized by long reserve lives, a multi-year inventory of development drilling and exploitation projects, high drilling success rates, and a high natural gas concentration.

        EXCO Resources is a Texas corporation incorporated in October 1955. Our shares of common stock trade on the New York Stock Exchange under the symbol "XCO". Our principal executive office is located at 12377 Merit Drive, Suite 1700, Dallas, Texas 75251. Our telephone number is (214) 368-2084. Our website address is www.excoresources.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

Recent Development

        General.    On October 2, 2006, our wholly-owned subsidiary, Winchester Acquisition, LLC, or Winchester Acquisition, acquired Winchester Energy Company, Ltd., or Winchester, and its affiliated entities from Progress Fuels Corporation, or PFC, for $1.1 billion in cash, subject to purchase price adjustments. The acquisition consisted of producing and undeveloped oil and natural gas properties located in East Texas and North Louisiana, six gathering systems with approximately 300 miles of pipe and a 54 mile pipeline. The average acquired working interest was 76% with an average 58% net revenue interest. The properties are located in the Cotton Valley, Hosston and Travis Peak trends in East Texas and North Louisiana. The properties include approximately 734 gross drilling locations, 48% of which are proved, and approximately 114,000 net acres of leasehold of which 63% is held by production. The acquisition also included six gathering systems with 300 miles of pipe and a 54 mile, 16 inch pipeline with throughput of 115 Mmcf per day, 25% of which represents Winchester production.

        Formation of EXCO Partners, LP.    Concurrent with the acquisition, we contributed Winchester Acquisition to our wholly-owned subsidiary, EXCO Partners, LP, or EXCO Partners. Accordingly, Winchester Acquisition is now a subsidiary of EXCO Partners. In addition, we also contributed all of our East Texas oil and natural gas properties, related pipeline and gathering systems, compressors and other production related equipment, and contracts, including financial derivative instruments associated with our East Texas production, to EXCO Partners in exchange for a payment to EXCO Resources of $150.0 million in cash. The payment was drawn under EXCO Partners' revolving credit facility and the proceeds were applied to reduce indebtedness outstanding under our revolving credit agreement. Included in the assets conveyed to EXCO Partners were four of our subsidiaries, ROJO Pipeline, LP (f/k/a ROJO Pipeline, Inc.), TXOK Energy Resources Holdings, LLC, TXOK Texas Energy Holdings, LLC and TXOK Texas Energy Resources, L.P. These entities are no longer guarantors or restricted subsidiaries under our credit agreement or the Indenture (herein so called) governing our 7 1/4% Senior Notes due 2011. EXCO Partners, its subsidiaries, its general partner and the partners of its general partner, are deemed unrestricted subsidiaries under the Indenture governing our 7 1/4% Senior Notes due 2011 and our credit agreement.

        EXCO Partners Revolving Credit Facility.    To finance the acquisition and the $150.0 million payment to EXCO Resources for our East Texas assets, EXCO Partners wholly-owned subsidiary, EXCO Partners Operating Partnership, LP, or EPOP, entered into a Senior Revolving Credit Agreement, dated October 2, 2006, or the Revolving Credit Facility, with a group of lenders lead by JPMorgan Chase Bank, N.A. The Revolving Credit Facility has a face amount of $750 million with an initial borrowing base of $750 million and an initial conforming borrowing base of $650 million. The borrowing base must be conforming by April 1, 2007. The Revolving Credit Facility is secured by a first priority lien on the oil and gas assets of EPOP, including 100% of the equity of EPOP's subsidiaries, and is guaranteed by all existing and future subsidiaries. Financial covenants governing the Revolving Credit Facility include maximum total leverage, minimum interest coverage, asset coverage value ratio, and a minimum current ratio. The Revolving Credit Facility contains representations, warranties, covenants, events of default, and indemnities customary for agreements of this type. The Revolving Credit Facility matures four years from the closing date and has an initial drawn interest rate of LIBOR + 175 basis points, or bps, and an undrawn commitment fee of 37.5 bps on the first $650 million of the Revolving Credit Facility. To the extent usage exceeds the initial conforming borrowing base, the Revolving Credit Facility will have an initial drawn interest rate of LIBOR + 250 bps and an undrawn commitment fee of 50 bps on the portion of the borrowings that exceed the initial conforming borrowing base. The Revolving Credit Facility contains a pricing grid based on availability. Finally, as a condition precedent to the funding of the Revolving Credit Facility, the borrower is required to hedge 75% of proved developed producing production through 2010. The repayment obligation under this facility can be accelerated upon the occurrence of an event of default including the failure to pay principal or interest, a material inaccuracy of a representation or warranty, failure to observe or perform covenants, subject to certain cure periods, bankruptcy, judgments against EPOP or any subsidiary in excess of $5.0 million or a change of control of EPOP. The initial amount borrowed under this facility was $651.0 million at closing of the acquisition.

        EXCO Partners Senior Term Credit Agreement.    In connection with the acquisition and our asset contribution, EPOP entered into a Senior Term Credit Agreement, or EPOP Senior Term Credit Agreement, dated October 2, 2006, with JPMorgan Chase Bank, N.A., as administrative agent. The aggregate principal amount is $650.0 million. The EPOP Senior Term Credit Agreement is secured by a second priority lien on all of the oil and gas properties securing the Revolving Credit Facility, including 100% of the stock of its subsidiaries, and is guaranteed by all existing and future subsidiaries. Financial covenants governing the Second Lien Term Loan include maximum total leverage, minimum interest coverage and minimum asset coverage. The EPOP Senior Term Credit Agreement contains representations, warranties, covenants, events of default and indemnities customary for agreements of this type. In addition, EPOP cannot make Capital Expenditures (as defined in the EPOP Senior Term Credit Agreement) exceeding $125.0 million in any fiscal year. The Second Lien Term Loan has an interest rate of LIBOR + 600 bps, with 25 bps step ups on October 7, 2007 and January 2, 2008, and a total cap of LIBOR + 650 bps. Additionally, the Second Lien Term Loan matures five years from the closing date, amortizes at 1% per year, with a bullet payment at maturity. Upon an initial public offering by EXCO Partners, EPOP shall prepay the principal outstanding (plus accrued interest) under the EPOP Senior Term Credit Agreement at par plus the applicable premium set forth below. Commencing with the fiscal year ended December 31, 2007, and each year thereafter, EPOP must apply 100% of its Excess Cash Flow (as defined in the EPOP Senior Term Credit Agreement) toward prepayment at par of the EPOP Senior Term Credit Agreement. Such payments shall be made no later than the later of April 15 or five business days following the delivery of the annual financial statements required under the EPOP Senior Term Credit Agreement. Any principal payment prior to the first anniversary, other than the mandatory prepayments described above, must be paid at 102% of the principal amount and after the first anniversary date to and including the second anniversary at 101% of par. Thereafter, any prepayments are at par. The repayment obligation under this facility can be accelerated upon the occurrence of an event of default including the failure to pay principal or interest, a material inaccuracy of a representation or warranty, failure to observe or perform covenants, subject to certain cure periods, bankruptcy, judgments against EPOP or any subsidiary in excess of $5.0 million or a change of control of EPOP.

        EXCO Equity Contribution Agreement.    In connection with the arrangement of the EPOP Senior Term Credit Agreement, the lenders required us to enter into an Equity Contribution Agreement, or Contribution Agreement, dated October 2, 2006, as amended and restated on October 4, 2006 and October 13, 2006. The Contribution Agreement generally provides that on the date 18 months from October 2, 2006, or the Equity Contribution Date, we will make a cash common equity contribution to EPOP in an amount equal to the lesser of (i) $150.0 million or (ii) the aggregate amount then outstanding under the EPOP Senior Term Credit Agreement; provided, that in no event can this obligation exceed during the term of the Contribution Agreement the maximum amount that we could contribute under the terms of our Indenture governing our 7 1/4% Senior Notes due 2011. Alternatively, we can cause EXCO Partners to make the equity contribution to EPOP in the amount of $150.0 million to satisfy this obligation. In lieu of requiring the equity contribution to be made, the lenders can elect at the Equity Contribution Date to require EPOP and its subsidiaries to become "Restricted Subsidiaries" under our credit agreement and require us to provide, and cause all then Restricted Subsidiaries as defined and constituted under our credit agreement to provide, guarantees and collateral in respect of the EPOP Senior Term Credit Agreement on terms substantially consistent with the guarantees and collateral provided under our credit agreement. This requirement is subject to compliance with our credit agreement. Any cash so contributed shall be used by EPOP to prepay loans under the EPOP Senior Term Credit Agreement. EXCO Resources and its subsidiaries are prohibited from making restricted payments (as defined in the Indenture) that would constitute a utilization of the Indenture restricted payment baskets, other than Restricted Payments not to exceed $5.0 million In addition, we have covenanted to redeem or defease our 7 1/4% Senior Notes due 2011 if the Indenture would not permit the equity contribution or the lenders' election to cause us to designate EPOP and its subsidiaries as Restricted Subsidiaries under our credit agreement (subject to certain restrictions on the indebtedness that may be incurred for ay such redemption or defeasance if the election to cause the designation of EPOP as a Restricted Subsidiary is chosen). The Contribution Agreement will terminate upon payment in full of the EPOP Senior Term Credit Agreement.

The Offering

Common stock offered by the selling shareholders	16,796,244 shares
Selling shareholders	All of the common stock is being offered by the selling shareholders named herein. See "Selling Shareholders" for more information on the selling shareholders.
Use of proceeds	We will not receive any proceeds from the sale of the shares in this offering.
Plan of distribution
The selling shareholders named in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer or sell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions. For additional information on the methods of sale that may be used by the selling shareholders, see "Plan of Distribution" on page 21.
New York Stock Exchange symbol	XCO
Risk factors
Investing in our common stock involves risks. For a discussion of certain risks associated with an investment in our common stock, please see the section entitled "Risk Factors" beginning on page 5 of this prospectus and the risk factors incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the other documents incorporated by reference herein.

RISK FACTORS

        Investing in our common stock involves risks. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents incorporated herein by reference before you decide to purchase our common stock. In particular, you should carefully consider and evaluate the risks and uncertainties described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, under the heading "Risk Factors" which information is incorporated herein by reference. Any of the risks and uncertainties set forth therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock being offered by this prospectus. As a result, you could lose all or part of your investment.

Sales of our common stock by the selling shareholders may cause our stock price to decline.

        Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock.

        As of October 13, 2006, we had 104,075,188 shares of common stock outstanding. Of these shares, 53,686,299 shares were freely tradable prior to the effectiveness of the registration statement, of which this prospectus forms a part, unless any of these shares were held by our affiliates. Upon effectiveness of this registration statement, the 16,796,244 shares registered for resale under this prospectus will become freely tradable.

Future sales of our common stock may cause our stock price to decline.

        The selling shareholders have registration rights pursuant to a registration rights agreement entered into on October 3, 2005. A total of 50,388,889 shares of common stock is currently covered by this agreement. In addition, any shares of our common stock acquired in the future by the holders of registrable securities under the registration rights agreement will be covered by the agreement. Any shareholder who is a party to this agreement has the right, commencing 180 days after completion of our initial public offering on February 14, 2006, to require us to register for resale up to one-third of its shares of common stock. All other parties to the registration rights agreement would then have the right to require us to register for resale up to one-third of their shares of common stock on the same registration statement. The registration statement, of which this prospectus forms a part, is filed in accordance with this registration rights agreement.

        The same right to request that we register for resale up to one-third of the common stock held by any shareholder that is a party to the registration rights agreement will exist commencing 365 days and 540 days after February 14, 2006 for an additional one-third of their shares at each such anniversary.

        All of the time and volume restrictions on resale registrations described in the previous two paragraphs may be waived by J.P. Morgan Securities Inc. based on its evaluation of market and other conditions. In addition, at any time that we file a registration statement registering other shares, the holders of shares subject to the registration rights agreement can require that we include their shares in such registration statement, subject to certain exceptions. The filing of any resale registration statement and the sale of shares thereunder may have a material adverse effect on the market price of our common stock. For more information with respect to the registration rights of our security holders, see "Selling Shareholders—Registration rights of selling shareholders."

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated herein by reference that are not historical facts contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act and involve a number of risks and uncertainties. These forward-looking statements relate to, among other things, the following:

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  our future financial and operating performance and results;

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  our business strategy;

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  market prices;

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  our future derivative financial instrument activities; and

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  our plans and forecasts.

        We have based these forward-looking statements on our current assumptions, expectations and projections about future events.

        We use the words "may," "expect," "anticipate," "estimate," "believe," "continue," "intend," "plan," "budget" and other similar words to identify forward-looking statements. You should read statements that contain these words carefully because they discuss future expectations, contain projections of results of operations or of our financial condition and/or state other "forward-looking" information. We do not undertake any obligation to update or revise publicly any forward-looking statements, except as required by law. These statements also involve risks and uncertainties that could cause our actual results or financial condition to materially differ from our expectations in this prospectus and the documents incorporated herein by reference, including, but not limited to:

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  fluctuations in prices of oil and natural gas;

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  future capital requirements and availability of financing;

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  estimates of reserves;

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  geological concentration of our reserves;

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  risks associated with drilling and operating wells;

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  discovery, acquisition, development and replacement of oil and natural gas reserves;

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  cash flow and liquidity;

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  timing and amount of future production of oil and natural gas;

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  availability of drilling and production equipment;

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  marketing of oil and natural gas;

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  developments in oil-producing and natural gas-producing countries;

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  competition;

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  general economic conditions;

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  governmental regulations;

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  receipt of amounts owed to us by purchasers of our production and counterparties to our derivative financial instrument contracts;

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  hedging decisions, including whether or not to enter into derivative financial instruments;

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  events similar to those of September 11, 2001;

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  actions of third party co-owners of interests in properties in which we also own an interest;

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  fluctuations in interest rates; and

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  our ability to effectively integrate companies and properties that we acquire.

        We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and in the documents incorporated herein by reference. The risk factors and other factors noted in this prospectus and in the documents incorporated herein by reference provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement. Please see "Risk Factors" for a discussion of certain risks of our business and an investment in our common stock.

        Our revenues, operating results, financial condition and ability to borrow funds or obtain additional capital depend substantially on prevailing prices for oil and natural gas. Declines in oil or natural gas prices may materially adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Lower oil or natural gas prices also may reduce the amount of oil or natural gas that we can produce economically. A decline in oil and/or natural gas prices could have a material adverse effect on the estimated value and estimated quantities of our oil and natural gas reserves, our ability to fund our operations and our financial condition, cash flow, results of operations and access to capital. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders.

DESCRIPTION OF CAPITAL STOCK

        Our articles of incorporation permit the issuance of up to 250,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following description of our capital stock is intended to be a summary, and you should read it in conjunction with our amended and restated articles of incorporation and amended and restated bylaws that are an exhibit to this registration statement.

Common stock

        Under our articles of incorporation, we may issue 250,000,000 shares of common stock, with a par value of $0.001 per share. As of October 13, 2006, there were 104,075,188 shares outstanding. All shares of our common stock have one vote per share. Shareholders may not utilize cumulative voting for the election of directors. The vote or concurrence of two-thirds of the outstanding voting shares of our common stock is necessary to effectuate:

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  any amendment to the articles of incorporation;

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  the approval of any merger or consolidation;

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  any distributions associated with a partial liquidation;

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  any sale, lease, exchange or other disposition not in the ordinary course of business of all, or substantially all, of our property or assets; or

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  our dissolution.

        Shareholders of our common stock may receive dividends, when and as declared by the board of directors, if funds are legally available for the payment of dividends. Shares of our common stock have no preemptive, conversion, sinking fund, redemption or similar provisions. In the event of our liquidation, shareholders of our common stock participate on a pro rata basis in the distribution of any of our assets that are remaining after the payment of liabilities and any liquidation preference on outstanding shares of preferred stock. All outstanding shares of our common stock are fully paid and nonassessable.

        We have reserved a total of 10,000,000 shares of our common stock for issuance under our 2005 Long-Term Incentive Plan. As of October 13, 2006, we had outstanding options to purchase 5,603,051 shares of common stock and 4,316,800 shares remain available for grants of stock options under the plan.

Preferred stock

        Our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock. We may issue the preferred stock in series, and the shares of each series shall have rights and preferences as designated by the resolution of the board of directors. In the designation of any series of preferred stock, the board of directors has authority, without further action by the holders of our common stock, to fix the number of shares constituting that series and to fix the dividend rights, dividend rate, conversion rights, terms of redemption and the liquidation preferences of that series of preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. As of October 13, 2006, there were no shares of preferred stock outstanding. Under the Texas Business Corporation Act, or TBCA, class voting is required in connection with certain amendments of a corporation's charter, a merger or consolidation requiring shareholder approval (if the plan of merger or consolidation contains any provision which if contained in a charter amendment would require class voting) and certain sales of all or substantially all of the corporation's assets.

Registration rights

        The selling shareholders have registration rights pursuant to a registration rights agreement entered into on October 3, 2005. A total of 50,388,889 shares of common stock is covered by this agreement. Any shareholder who is a party to this agreement has the right, commencing 180 days after completion of our initial public offering on February 14, 2006, to require us to register for resale up to one-third of its shares of common stock. All other parties to the registration rights agreement would then have the right to require us to register for resale up to one-third of their shares of common stock on the same registration statement. The registration statement, of which this prospectus forms a part, is filed in accordance with this registration rights agreement. The same rights would exist commencing 365 days and 540 days after February 14, 2006 for an additional one-third of their shares at each such anniversary. These time and volume restrictions on resale registrations may be waived by J.P. Morgan Securities Inc. based on its evaluation of market and other conditions. In addition, at any time that we file a registration statement registering other shares, the holders of shares subject to the registration rights agreement can require that we include their shares in such registration statement, subject to certain exceptions. The filing of any resale registration statement and the sale of shares thereunder may have a material adverse effect on the market price of our common stock. For more information with respect to the registration rights of our security holders, see "Selling Shareholders—Registration rights of selling shareholders."

Anti-takeover effects of provisions of the amended and restated articles of incorporation and bylaws

        Our articles of incorporation currently permit our board to issue up to 10,000,000 shares of preferred stock and to establish, by resolution, one or more series of preferred stock and the powers, designations, preferences and participating, optional or other special rights of each share of preferred stock. The preferred stock may be issued on terms that are unfavorable to the holders of our common stock, including the grant of superior voting rights, the grant of preferences in favor of preferred shareholders in the payment of dividends and upon our liquidation and the designation of conversion rights that entitle holders of our preferred stock to convert their shares into our common stock on terms that are dilutive to holders of our common stock.

        The issuance of preferred stock in future offerings may make a takeover or change in control of us more difficult, and may discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. It could, therefore, prevent shareholders from receiving a premium over the market price for the shares of common stock they hold.

        Our articles of incorporation provide that special meetings of our shareholders may be called by one or more shareholders only if such shareholder(s) hold shares aggregating at least 25% of our outstanding common stock. Finally, our bylaws provide that any shareholder seeking to bring business before, or to nominate candidates for election as directors at, an annual meeting of shareholders must be a shareholder of record at the time of giving notice of the annual meeting, be entitled to vote at the annual meeting and provide timely notice of its proposal in writing to the corporate secretary. To be timely, a shareholder's notice would have to be delivered or mailed to and received by our corporate secretary at our principal offices, for a notice recommending a director candidate, on or between the 90th and 180th day before the anniversary of the date on which we mailed our proxy materials for the preceding year's annual meeting and, for any other notice, on or between the 90th and 180th day before the annual meeting or not later than 10 days after the public announcement of the date of the annual meeting, if such public announcement is not made at least 75 days prior to the annual meeting. These provisions could have the effect of discouraging attempts to acquire us or change the policies formulated by our management even if some or a majority of our shareholders believe these actions are in their best interest. These provisions could, therefore, prevent shareholders from receiving a premium over the market price for the shares of common stock they hold.

Texas law and certain corporate provisions

        In our articles of incorporation, we have opted out of the provisions of Article 13 of the TBCA. This statute prohibits a publicly-held Texas corporation from engaging in selected types of business combinations with an affiliated shareholder for a period of three years after the date of the transaction in which the person becomes an affiliated shareholder. An otherwise prohibited business combination is permissible if:

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  prior to the date at which the shareholder became an affiliated shareholder, the board of directors approved either the business combination or the transaction in which the person becomes an affiliated shareholder; or

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  the holders of two-thirds of the outstanding voting stock of the corporation approve the business combination, excluding shares held by the affiliated shareholder, at a meeting of the shareholders held six months after the date on which the person became an affiliated shareholder.

An affiliated shareholder is a person who, together with or through affiliates and associates, beneficially owns or within the preceding three years was the beneficial owner of 20% or more of our outstanding voting stock. Article 13 of the TBCA defines a business combination to include any merger, share exchange, conversion, asset based transaction, or other transaction that results in a financial benefit to the affiliated shareholder or an associate or affiliate of the affiliated shareholder.

Limitations on liability

        Our articles of incorporation provide that to the fullest extent permitted by Texas law, our directors will have no personal liability to us or our shareholders for monetary damages for acts or omissions in the performance of their duties as directors. As authorized by Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, a director may not be held personally liable to us or our shareholders for monetary damages solely for a breach or alleged breach of the director's duty of care. This provision in the articles of incorporation will not eliminate the directors' liability resulting from suits by third parties, and does not affect our ability or the ability of our shareholders to obtain equitable remedies. Each director will continue to be subject to liability for:

  •
  a breach of the director's duty of loyalty to us or our shareholders;

  •
  an act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or knowing violation of the law;

  •
  a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director's office; or

  •
  an act or omission for which the liability of a director is expressly provided by an applicable statute.

Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "XCO".

Transfer agent and registrar

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004-1123, (212) 509-4000.

SELLING SHAREHOLDERS

        The registration statement, of which this prospectus forms a part, relates to the registration for the account of selling shareholders of an aggregate of 16,796,244 shares of our common stock. The following table sets forth the names of the selling shareholders, the number of shares of common stock beneficially owned by them as of October 13, 2006, the number of shares of common stock being offered by them, the number of shares of common stock each selling shareholder will beneficially own if the shareholder sells all of the shares being registered and the selling shareholder's percentage of ownership of our common stock if all the shares in the offering are sold.

        The shares being offered hereby are being registered to permit public secondary trading. The selling shareholders, including their donees, pledgees, transferees or other successors-in-interest may offer all or part of the shares for resale from time to time. However, the selling shareholders are under no obligation to sell all or any portion of such shares, nor are the selling shareholders obligated to sell any shares immediately, under this prospectus.

        All information with respect to share ownership has been furnished by or on behalf of the selling shareholders and is as of the date of this prospectus. We believe, based on information supplied by the selling shareholders, that except as may otherwise be indicated in the notes to the table below, each of them has sole voting and investment power with respect to the shares of common stock owned by them. Because the selling shareholders may sell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling shareholders.

        To our knowledge, none of the selling shareholders has had any position with, held any office of, or had any other material relationship with us during the past three years, except as described in the footnotes to the table below, in Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in Item 11 of Amendment Number 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which information is incorporated herein by reference.

        Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission, or the SEC, under the Exchange Act. The percentages of shares beneficially owned are based on 104,075,188 shares of our common stock outstanding as of October 13, 2006, and the shares of common stock beneficially owned by the respective selling shareholder, as set forth in the following table and more fully described in the applicable footnotes.

	Shares beneficially owned prior to offering
				Shares beneficially owned after the offering
		Options Exercisable within 60 days
Name and address of selling shareholder			Number of shares being offered
	Number(1)			Number(1)	Percent
Douglas H. Miller(2)(45)	4,851,096	852,500	1,277,568	3,573,528	3.4%
Douglas H. Miller, Trustee, Samantha Hayes Hokanson 2005 Grantor Retained Annuity Trust(2)	74,655	—	34,000	40,655	*
Douglas H. Miller, Trustee, Thomas Lee Miller 2005 Grantor Retained Annuity Trust(2)	87,830	—	40,000	47,830	*

Douglas H. Miller, Trustee, Anthony Dickson Miller 2005 Grantor Retained Annuity Trust(2)	71,922		—	32,755	39,167	*
Douglas H. Miller, Trustee, Elizabeth Brett Miller 2005 Grantor Retained Annuity Trust(2)	97,588		—	44,444	53,144	*
Douglas H. Miller, Trustee, Douglas Austin Miller 2005 Grantor Retained Annuity Trust(2)	97,588		—	44,444	53,144	*
Douglas H. Miller, Trustee, Lana J. Miller Marital Trust(2)	133,333		—	44,444	88,889	*
T.W. Eubank(3)	431,135		25,000	135,377	295,758	*
Lane Eubank(4)	1,000		—	333	667	*
Charles McCaskill Jr.(6)	1,000		—	333	667	*
Renee Morales, Custodian for Abbey R. Morales(7)	1,000		—	333	667	*
Renee Morales, Custodian for Martha Morales(7)	1,000		—	333	667	*
Renee Morales(7)	3,000	(9)	—	333	2,667	*
Ashley Scheer, Custodian for Campbell Scheer(8)	1,000		—	333	667	*
Ashley Scheer(8)	2,000		—	333	1,667	*
J. Douglas Ramsey(9)(10)(45)	151,517		83,350	19,071	132,446	*
Mystere Limited Partnership(11)	614,309		—	204,770	409,539	*
Charles R. Evans(12)	166,677		33,350	44,442	122,235	*
Stephen F. Smith(13)(45)	730,772		191,650	178,887	551,885	*
Stephen Franklin Smith, Trustee, Terry Blake Smith 2005 Grantor Retained Annuity Trust dated October 28, 2005(13)	25,000		—	8,333	16,667	*
Stephen Franklin Smith, Trustee, Jeffrey Franklin Smith 2005 Grantor Retained Annuity Trust dated October 28, 2005(13)	25,000		—	8,333	16,667	*
Ares Corporate Opportunities Fund, L.P.	6,533,333		—	2,177,777	4,355,556	4.2%
Greenhill Capital Partners, L.P.(14)	1,450,018		—	483,339	966,679	*
Greenhill Capital Partners (Cayman), L.P.(14)	207,189		—	69,063	138,126	*
Greenhill Capital Partners (Executives), L.P.(14)	228,860		—	76,286	152,574	*

Greenhill Capital, L.P.(14)	458,415	—	152,805	305,610	*
Raytheon Master Pension Trust Energy(15)	305,521	—	101,840	203,681	*
State Street Research Energy & Natural Resources Hedge Fund, LLC(56)	299,890	—	99,963	199,927	*
State Street Research Small Cap Energy Fund, LLC(56)	228,683	—	76,227	152,456	*
Raytheon Company Combined DB/DC Master Trust Energy(15)	89,839	—	29,946	59,893	*
John D. Jacobi(16)(45)	309,709	37,500	88,899	220,810	*
Daniel A. Johnson(17)	177,732	12,500	55,077	122,655	*
Harold L. Hickey(18)(45)	340,446	83,350	84,821	255,625	*
Richard L. Hodges(19)	180,145	37,500	47,548	132,597	*
Stephen E. Puckett(45)(57)	113,917	15,000	32,944	80,973	*
Russell W. Romoser(5)(45)	120,937	15,000	33,361	87,576	*
Gary M. Nelson(5)(45)	106,241	10,000	30,027	76,214	*
Gary L. Parker(5)	89,830	7,500	27,443	62,387	*
H. Wayne Gifford(5)(45)	103,146	12,500	29,377	73,769	*
Paul B. Rudnicki(20)(45)	207,294	37,500	55,530	151,764	*
Scott E. Studdard(5)	63,582	10,000	17,860	45,722	*
Robert G. Gessner(5)	61,652	15,000	15,550	46,102	*
Tommy L. Knowles(5)	86,732	25,000	20,576	66,156	*
Jimmie L. Pulis(5)	30,591	5,000	8,530	22,061	*
Mark Wilson(21)	51,667	15,000	12,222	39,445	*
John M. Singer(5)	67,500	12,500	18,333	49,167	*
Paul W. Poole, Sr.(5)	46,167	12,500	11,222	34,945	*
Jonathan P. Shinn(5)(45)	47,646	12,500	11,661	35,985	*
J. Kelley Howard(5)(22)(45)	58,265	7,500	16,879	41,386	*
Wendy L. Piller(5)	32,378	5,000	9,125	23,253	*
Glenn L. Seitz(5)	27,799	5,000	7,599	20,200	*
Tony L. Anderson(5)	27,213	7,500	6,571	20,642	*
Edward J. Andrews(5)	19,815	5,000	4,938	14,877	*
Robert A. Crissinger(5)	50,314	12,500	12,604	37,710	*
Michael E. Butcher(5)	19,690	5,000	4,896	14,794	*

David L. Cox(5)	22,235	5,000	5,745	16,490	*
Darryl J. Kovacs(5)(45)	22,459	5,000	5,505	16,954	*
John K. Walker, III(5)	31,844	7,500	8,114	23,730	*
Randy W. Phillips(5)	25,000	5,000	6,666	18,334	*
Christopher T. Halvorson(23)	17,474	—	4,991	12,483	*
Frank R. Rotunda(5)	35,325	10,000	8,442	26,883	*
Connie D. Alberico(5)	19,841	5,000	4,947	14,894	*
Steven X. Blumer(5)(45)	23,429	5,000	5,565	17,864	*
Brett D. Sullivan(5)	24,537	5,000	6,512	18,025	*
Victor H. Lyster(5)(45)	25,216	5,000	5,828	19,388	*
Mark Goodwin(5)(24)	25,910	5,000	6,803	19,107	*
Becky Lopez(5)	18,898	5,000	4,632	14,266	*
Judy Gillespie(5)	12,252	2,500	3,250	9,002	*
Donna Sablotny(5)(25)(45)	29,947	2,500	3,414	26,533	*
Jane S. Smith, Trustee, or her successor, of the Jane S. Smith Living Trust dated December 17, 2004(26)(45)	21,062	2,500	3,416	17,646	*
Debi D. Foster(5)	9,325	2,500	2,274	7,051	*
Bill Freeman(5)	42,498	12,500	9,999	32,499	*
Charlie Bailey(5)	15,680	2,500	4,393	11,287	*
Sharon Figueroa(5)	16,558	5,000	3,852	12,706	*
Paul Roberts(5)	10,000	—	3,333	6,667	*
Thomas W. Holley Revocable Trust	332,616	—	110,872	221,744	*
Alan N. Gnutti(27)	375,983	—	76,994	298,989	*
Jeffrey D. Benjamin(28)	487,003	25,000	154,001	333,002	*
Earl E. Ellis(29)	287,003	25,000	87,334	199,669	*
Earl E. Ellis, Trustee, Earl E. Ellis 2006 Grantor Retained Annuity Trust(29)	200,000	—	66,666	133,334	*
Charles Humphrey(30)	469,425	—	115,491	353,934	*
Collector's Fund, L.P.	614,517	—	204,839	409,678	*
Amici Qualified Associates, L.P.	240,123	—	80,041	160,082	*
George A. Roberts Trust	115,491	—	38,497	76,994	*
John M. Hill(31)	279,351	—	43,117	236,234	*

Richard A. Heise, Sr. Living Trust	92,393	—	30,797	61,596	*
Robert Belcaster(32)	197,286	—	61,595	135,691	*
Jackson Boulevard Partners(55)	630,475	—	115,492	514,983	*
Robert I. Zender	190,000	—	61,595	128,405	*
K-Five Construction Corporation	346,475	—	115,491	230,984	*
John Schmitt(33)	25,000	—	7,699	17,301	*
Michael J. Mullins	23,098	—	7,699	15,399	*
Michael R. Quinlan(34)	234,786	—	61,595	173,191	*
George Renaldi(35)	265,983	—	76,994	188,989	*
Joseph A. Mermelstein, Trustee, Joseph Mermelstein Grantor Retained Annuity Trust dated November 30, 2005	1,201,113	—	400,371	800,742	*
Joseph A. Mermelstein, Trustee, Joseph Mermelstein Descendents' Trust dated November 30, 2003	785,344	—	261,781	523,563	*
Marvin Mermelstein	100,000	—	33,333	66,667	*
Marvin S. Mermelstein, Trustee, Marvin Mermelstein Descendents' Trust dated November 30, 2003	785,343	—	261,781	523,562	*
Marvin S. Mermelstein, Trustee, Marvin Mermelstein Grantor Retained Annuity Trust dated November 30, 2005	1,969,535	—	656,511	1,313,024	1.3%
Chris Reither(36)	56,333	—	11,111	45,222	*
BP EXCO Holdings II LP(37)	12,804,833	—	4,268,277	8,536,556	8.2%
BP EXCO Holdings LP(38)	388,889	—	129,629	259,260	*
Madeleine Pickens(39)	135,993	—	44,466	91,527	*
M & R Ventures LLC(40)	135,993	—	44,466	91,527	*
Brian T. Bradshaw(41)	8,052	—	2,666	5,386	*
Aleksander A. Szewczyk(42)	32,207	—	10,666	21,541	*
Michael S. Ross	60,000	—	20,000	40,000	*
Danny W. Tillett	8,000	—	2,666	5,334	*
Dickie Charles Grant(43)	20,065	—	6,666	13,399	*
Drew A. Campbell(44)	20,065	—	6,666	13,399	*
Ronald Dwane Bassett(46)	27,219	—	8,900	18,319	*

Jay Rosser Consulting LLC(47)	13,400	—	4,466	8,934	*
Bryan F. Clark(48)	6,839	—	2,266	4,573	*
Robert L. Stillwell(49)	52,219	25,000	8,900	43,319	*
G. Michael Boswell(50)	13,659	—	4,466	9,193	*
Eric F. Oberg(47)	26,700	—	8,900	17,800	*
Stephen M. Straty	33,000	—	11,000	22,000	*
Bear Growth Capital Partners, LLC(51)	1,934,000	—	644,667	1,289,333	1.2%
Tom Hassen	33,000	—	11,000	22,000	*
Raytheon Master Pension Trust #2(15)	15,537	—	5,179	10,358	*
Raytheon Combined DB/DC Master Trust(15)	19,655	—	6,551	13,104	*
Raytheon Master Pension Trust(15)	58,793	—	19,597	39,196	*
All Cap Energy Hedge Fund LLC(56)	39,348	—	13,116	26,232	*
Lucas Energy Total Return, Master Fund, L.P.(52)	1,600,000	—	533,333	1,066,667	1.0%
Lucas Energy Ventures Fund I, L.P.(52)	1,333,334	—	444,444	888,890	*
Lucas Energy Total Return Partners, L.P.(52)	400,000	—	133,333	266,667	*
OCM Principal Opportunities Fund III, L.P.(53)	3,142,400	—	1,047,466	2,094,934	2.0%
OCM Principal Opportunities Fund IIIA, L.P.(53)	57,600	—	19,200	38,400	*
Steven J. Devos	9,239	—	3,079	6,160	*
Walter O. Hill(54)	132,333	—	30,797	101,536	*

			16,796,244

(1)
Includes the options exercisable within 60 days shown in the option column.

(2)
Douglas H. Miller serves as the Chairman of our Board of Directors and Chief Executive Officer.

(3)
Ted W. Eubank was our President and a director from December 1997 through October 2005. He is currently employed by us is in a non-officer capacity.

(4)
Lane Eubank is Mr. Eubank's son. Mr. T.W. Eubank disclaims beneficial ownership of these shares.

(5)
Selling shareholder is an employee of EXCO.

(6)
Charles McCaskill, Jr. is Mr. Eubank's step-son. Mr. Eubank disclaims beneficial ownership of these shares.

(7)
Renee Morales is Mr. Eubank's daughter. Ms. Morales is the beneficial owner of 2,000 shares held as custodian for her minor children. Mr. Eubank disclaims beneficial ownership of these shares.

(8)
Ashley Scheer is Mr. Eubank's daughter. Ms. Scheer is the beneficial owner of 1,000 shares held as custodian for her minor child. Mr. Eubank disclaims beneficial ownership of these shares.

(9)
J. Douglas Ramsey, Ph.D. serves as our Vice President, Chief Financial Officer and Treasurer.

(10)
Includes 57,213 shares held by Sterling Trust Company, as custodian for the benefit of J. Douglas Ramsey.

(11)
Dr. Ramsey holds a 98.0% limited partnership interest.

(12)
Charles R. Evans served as our Chief Operating Officer from December 2000 until October 2005. He currently serves as one of our Vice Presidents.

(13)
Stephen F. Smith serves as the Vice-Chairman of our Board of Directors and President.

(14)
By virtue of their ownership and positions as Senior Members of GCP 2000, LLC and as Managing Directors of Greenhill Capital Partners, LLC, which control the general partners of Greenhill Capital Partners, L.P. and its affiliated investment funds, Scott L. Bok, Robert F. Greenhill and Robert H. Niehaus may be deemed to beneficially own these shares. In addition, GCP Managing Partner, L.P. and GCP, L.P., the general partners of Greenhill Capital Partners, L.P. and its affiliated investment funds, as well as Greenhill Capital Partners, LLC and GCP 2000, LLC, which control the general partners, and Greenhill & Co., Inc., the sole member of Greenhill Capital Partners, LLC, may be deemed to beneficially own these shares. Each of Messrs. Greenhill, Bok and Niehaus disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(15)
Mellon Trust of New England, N.A. serves as trustee for the trust and has the power to vote and dispose of the securities held by such trust upon the direction of the trust's investment advisor, State Street Research & Management Company. Dan Rice is the Managing Director of State Street Research & Management Company.

(16)
John D. Jacobi serves as one of our Vice Presidents.

(17)
Daniel A. Johnson serves as one of our Vice Presidents.

(18)
Harold L. Hickey serves as our Vice President and Chief Operating Officer.

(19)
Richard L. Hodges serves as one of our Vice Presidents.

(20)
Paul B. Rudnicki serves as one of our Vice Presidents.

(21)
Mark E. Wilson serves as our Chief Accounting Officer, Controller and one of our Vice Presidents.

(22)
Includes shares held by Citigroup Global Markets Inc. as custodian for Mr. Howard's IRA.

(23)
Christopher T. Halvorson is a former employee of EXCO.

(24)
Beneficial ownership columns include 500 shares purchased in the open market.

(25)
Beneficial ownership columns include 7,200 shares purchased in the open market.

(26)
Jane S. Smith is an employee of EXCO. Beneficial ownership columns include 300 shares purchased on the open market by Jane Smith in her individual capacity. Beneficial ownership columns and option column include 2,500 shares subject to vested stock options held by Jane Smith in her individual capacity.

(27)
Beneficial ownership columns include 145,000 shares purchased in the open market by immediate family members and other entities affiliated with Mr. Gnutti.

(28)
Jeffrey D. Benjamin serves as a member of our Board of Directors.

(29)
Earl E. Ellis serves as a member of our Board of Directors.

(30)
Beneficial ownership columns include 122,950 shares purchased in the open market.

(31)
Beneficial ownership columns include 150,000 of the 650,000 shares purchased in the open market by PAS Capital, LP ("PAS"), an entity controlled by Mr. Hill's son. By virtue of Mr. Hill's equity interest in PAS, he may be deemed to have beneficial ownership of 150,000 of the 650,000 shares owned by PAS. Mr. Hill expressly disclaims beneficial ownership of the shares owned by PAS except for his pecuniary interest therein.

(32)
Beneficial ownership columns include 12,500 shares purchased in the open market, of which 10,000 shares are beneficially owned by Mr. Belcaster and his immediate family members as a result of their equity interest in RLB Associates LLC.

(33)
Beneficial ownership columns include 1,902 shares purchased in the open market.

(34)
Beneficial ownership columns include 50,000 shares purchased in the open market.

(35)
Beneficial ownership columns include 35,000 shares purchased in the open market by Westex Inc., an entity controlled by Mr. Renaldi.

(36)
Beneficial ownership columns include 23,000 shares purchased in the open market.

(37)
Boone Pickens, who serves as a member of our Board of Directors, is the controlling member of BP EXCO Holdings GP, LLC, the general partner of BP EXCO Holdings II LP. Mr. Pickens is also the sole limited partner of BP EXCO Holdings II LP.

(38)
Mr. Pickens is the controlling member of BP EXCO Holdings GP, LLC, the general partner of BP EXCO Holdings LP.

(39)
Madeleine Pickens is Mr. Pickens's wife. Beneficial ownership columns include 2,593 shares that are beneficially owned by Ms. Pickens as a result of her limited partnership interest in BP EXCO Holdings LP.

(40)
Beneficial ownership columns include 2,593 shares that are beneficially owned by M & R Ventures as a result of its limited partnership interest in BP EXCO Holdings LP.

(41)
Beneficial ownership columns include 52 shares that are beneficially owned by Mr. Bradshaw as a result of his limited partnership interest in BP EXCO Holdings LP.

(42)
Beneficial ownership columns include 207 shares that are beneficially owned by Mr. Szewczyk as a result of his limited partnership interest in BP EXCO Holdings LP.

(43)
Beneficial ownership columns include 65 shares that are beneficially owned by Mr. Grant as a result of his limited partnership interest in BP EXCO Holdings LP.

(44)
Beneficial ownership columns include 65 shares that are beneficially owned by Mr. Campbell as a result of his limited partnership interest in BP EXCO Holdings LP.

(45)
Beneficial ownership columns include shares held in EXCO's 401(k) plan.

(46)
Beneficial ownership columns include 519 shares that are beneficially owned by Mr. Bassett as a result of his limited partnership interest in BP EXCO Holdings LP.

(47)
Shares have been pledged as collateral to secure indebtedness owed to Mr. Pickens.

(48)
Beneficial ownership columns include 39 shares that are beneficially owned by Mr. Clark as a result of his limited partnership interest in BP EXCO Holdings LP.

(49)
Robert L. Stillwell serves as a member of our Board of Directors. Beneficial ownership columns include 519 shares that are beneficially owned by Mr. Stillwell as a result of his limited partnership interest in BP EXCO Holdings LP.

(50)
Beneficial ownership columns include 259 shares that are beneficially owned by Mr. Boswell as a result of his limited partnership interest in BP EXCO Holdings LP.

(51)
Bear Growth Capital Partners, LLC ("Bear Growth") is an affiliate of The Bear Stearns Companies Inc. ("TBSCI"), which is the parent company of Bear, Stearns & Co. Inc., an investment banking and securities trading and brokerage firm ("Bear Stearns"). By virtue of its acting as Managing Member of Bear Growth, TBSCI may be deemed to beneficially own these shares, as to which TBSI disclaims beneficial ownership except to the extent of its pecuniary interest therein. Does not include 33,000 shares beneficially owned by Stephen M. Straty and 33,000 shares beneficially owned by Tom Hassen, both Senior Managing Directors of Bear Stearns, as to which Bear Growth and TBSCI disclaim beneficial ownership.

(52)
Lucas Energy Ventures Fund I, L.P. and Lucas Energy Total Return Master Fund, L.P. are affiliates of Lucas Energy Total Return Partners, L.P.

(53)
c/o Oaktree Capital Management, LLC, 333 S. Grand Ave., 28th Floor, Los Angeles, California 90071. Oaktree Capital Management, LLC ("Oaktree") is the investment manager of OCM Principal Opportunities Fund III, L.P. and OCM Principal Opportunities Fund IIIA, L.P (collectively, the "Funds") and managing member of the general partner of the Funds. By virtue of its relationship to the Funds, Oaktree may be deemed to have beneficial ownership of the shares owned by the Funds. Oaktree and its affiliates, members, officers and employees expressly disclaim beneficial ownership of the shares owned by the Funds except for its pecuniary interest therein. Vincent J. Cebula is the managing director of Oaktree and served as a member of our Board of Directors from July 2003 until October 3, 2005. During his directorship, Mr. Cebula served as the chairman of the Audit Committee.

(54)
Beneficial ownership columns include 39,940 shares purchased in the open market.

(55)
Beneficial ownership columns include 284,000 shares purchased in the open market by Jackson Boulevard Equities, L.P. ("JBE") and 100,000 shares purchased in the open market by Jackson Financial Fund, L.P. ("JFF"), each of which are entities managed by Jackson Boulevard Capital Management, Ltd. ("CAPITAL"). Paul Duggan, a partner in Jackson Boulevard Partners, is also a shareholder in CAPITAL and an investor in JBE and JFF. By virtue of Mr. Duggan's equity interest in CAPITAL, he may be deemed to have beneficial ownership of the 384,000 shares owned by JBE and JFF. Mr. Duggan expressly disclaims beneficial ownership of the shares managed by CAPITAL and owned by JBE and JFF except for his pecuniary interest therein.

(56)
State Street Research & Management Company is the investment advisor for each of these affiliated funds and has the power to vote and dispose of the securities held by these funds. Dan Rice is the Managing Director of State Street Research & Management Company.

(57)
Stephen E. Puckett serves as one of our Vice Presidents.

*
Less than 1%

Registration rights of selling shareholders

        The selling shareholders have registration rights pursuant to a registration rights agreement entered into on October 3, 2005. A total of 50,388,889 shares of common stock is currently covered by this agreement. In addition, any shares of our common stock acquired in the future by the holders of registrable securities under the registration rights agreement will be covered by the agreement. The registration statement, of which this prospectus forms a part, is filed in accordance with the registration rights agreement. The filing of any resale registration statement and the sale of shares thereunder may have a material adverse effect on the market price of our common stock. The registration rights agreement is described below:

        Registrations.    Pursuant to the registration rights agreement, following the initial public offering of our stock, all holders of unregistered shares of our common stock who are subject to the registration rights agreement can require us to register their shares in certain circumstances. In addition, at any time that we file a registration statement registering other shares, the holders of shares subject to the registration rights agreement can require that we include their shares in such registration statement, subject to certain exceptions.

        At any time on or after 180 days after the completion of our initial public offering (which occurred on February 14, 2006), any holder of unregistered shares of our common stock who is party to the registration rights agreement may request that we register up to one-third of the holder's registrable securities in a resale registration statement. At any time on or after 365 days after the completion of our initial public offering, any holder of registrable securities may again require us to register up to an additional one-third of the holder's registrable securities initially covered by the registration rights agreement in the same manner as the initial resale registration was made. A similar demand right will be invocable by any holder with respect to its remaining registrable securities commencing 540 days after completion of our initial public offering. Upon any such request for registration, we would then be required to give notice of the requested registration to all other holders of registrable securities to allow such other holders to register up to one-third of their registrable securities on the same registration statement. Following our initial public offering, we may request in writing that J.P. Morgan Securities Inc. waive the registration waiting periods and registration volume limitations on resale registrations described in this paragraph. Upon or without such a request, J.P. Morgan Securities Inc., in its sole discretion and based upon its evaluation of market conditions, the historical trading activity and liquidity of our common shares and other considerations it deems relevant, may waive continued application of the registration waiting periods and registration volume limitations described in this paragraph.

        If we at any time or from time to time propose to register any of our securities under the Securities Act, other than in an initial public offering or registrations on Form S-4 or Form S-8, then all holders of shares of our common stock subject to the registration rights agreement, if such shares have not been previously registered, will be entitled to piggyback registration rights, allowing them to have their shares included in the registration. These piggyback registrations are subject to delay or termination of the registration in certain circumstances.

        Postponements and limitations.    Under certain circumstances, we may postpone a registration if our board of directors determines in good faith that effecting such a registration or continuing the disposition of common stock would have a material adverse effect on us, or would not be in our best interests. Furthermore, the underwriters of the registration may, subject to certain limitations, limit the number of shares included in the registration.

        Founders common stock.    The registration rights agreement provides, until the third anniversary of the registration rights agreement, that the holders of our common stock representing common stock of Holdings II issued prior to the merger of Holdings II with and into EXCO Holdings, or the founders, may only sell their common stock pursuant to an effective registration statement covering the resale of such founder's shares and may not sell their shares pursuant to Rule 144 or any other exemption from registration or otherwise.

        Amendments and waivers.    The provisions of the registration rights agreement may not be amended, terminated or waived without the written consent of us, of holders of a majority of the shares then held by the outside investors and holders of a majority of the shares then held by the management investors.

        Holdback arrangements.    Upon entering into the registration rights agreement, each holder of registrable securities agreed that, at the request of the sole or lead managing underwriter in an underwritten offering, it would not make any short sale of, loan, grant any option for the purchase of or effect any public sale or distribution, including a sale pursuant to Rule 144 under the Securities Act, of any registrable securities during the five days prior to, and the time period (up to 90 days) requested by the underwriter following an underwritten offering. The holders of registrable securities have been subject to these restrictions for 180 days following the effective date of the registration statement filed with respect to our initial public offering.

PLAN OF DISTRIBUTION

        The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

        The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

        The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

        We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, excluding any disclosures therein that are furnished and not filed:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Amendment No. 1 and Amendment No. 2 thereto;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006;

  •
  our Current Report on Form 8-K dated February 8, 2006 and filed February 14, 2006, as amended by Amendment No. 1 to our Current Report on Form 8-K/A filed February 21, 2006, Amendment No. 2 to our Current Report on Form 8-K/A filed May 3, 2006 and Amendment No. 3 to our Current Report on Form 8-K/A filed December 20, 2006;

  •
  our Current Report on Form 8-K dated March 17, 2006 and filed March 23, 2006;

  •
  our Current Report on Form 8-K dated May 4, 2006 and filed May 10, 2006,

  •
  our Current Report on Form 8-K dated May 15, 2006 and filed May 16, 2006 (except for information furnished in connection with such Current Report pursuant to Item 2.02, which shall not be incorporated by reference into this prospectus), as amended by Amendment No. 1 to our Current Report on Form 8-K/A filed December 13, 2006;

  •
  our Current Report on Form 8-K dated May 25, 2006 and filed May 26, 2006;

  •
  our Current Report on Form 8-K dated June 2, 2006 and filed June 8, 2006;

  •
  our Current Report on Form 8-K dated July 22, 2006 and filed July 25, 2006 (except for information furnished in connection with such Current Report pursuant to Item 7.01, which shall not be incorporated by reference into this prospectus), as amended by Amendment No. 1 to our Current Report on Form 8-K/A filed October 2, 2006, Amendment No. 2 to our Current Report on Form 8-K/A filed October 4, 2006, Amendment No. 3 to our Current Report on Form 8-K/A filed October 19, 2006 and Amendment No. 4 to our Current Report on Form 8-K/A filed December 18, 2006;

  •
  our Current Report on Form 8-K dated September 19, 2006 and filed September 20, 2006;

  •
  our Current Report on Form 8-K dated November 8, 2006 and filed on November 9, 2006;

  •
  our Current Report on Form 8-K dated December 4, 2006 and filed on December 5, 2006;

  •
  our Current Report on Form 8-K dated December 20, 2006 and filed on December 21, 2006; and

  •
  our Registration Statement on Form 8-A12B filed on February 6, 2006.

        You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC as described below in "Where You Can Find More Information." Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the internet at:

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, LB 82
Dallas, Texas 75251
(214) 368-2084
Attn: General Counsel
Internet Website: www.excoresources.com

        The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 to register the stock to be sold in connection with this prospectus. As permitted by the rules and regulations of the SEC, this prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and the securities offered under this prospectus, reference is made to the registration statement and the attached exhibits and schedules. Although required material information has been presented in this prospectus, statements contained in this prospectus as to the contents or provisions of any contract or other document referred to in this prospectus may be summary in nature and in each instance reference is made to the copy of this contract or other document filed as an exhibit to the registration statement and each statement is qualified in all respects by this reference, including the exhibits and schedules filed therewith. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders should not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement. Our business, financial condition, results of operations and prospectus may have changed since that date.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby has been passed upon for us by William L. Boeing, our Vice President, General Counsel and Secretary. On April 5, 2006, we awarded a ten-year stock option for the purchase of 500,000 shares at $12.36 per share to Mr. Boeing. This option vests in four equal annual installments beginning on April 5, 2006. On December 1, 2006, we granted to Mr. Boeing a ten-year stock option for the purchase of 26,200 shares at $14.62 per share. This option vests in four equal annual installments beginning on December 1, 2006.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to Amendment No. 2 to the Annual Report on Form 10-K of EXCO Resources, Inc. for the year ended December 31, 2005 and the audited historical financial statements included on Exhibits 99.2 and 99.3 of EXCO Resources, Inc.'s Current Report on Amendment No. 1 to Form 8-K dated May 15, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated balance sheets of ONEOK Energy Resources Company and subsidiaries as of December 31, 2004 and 2003, the related consolidated statement of income, shareholder's equity and comprehensive income and cash flows for each of the years then ended and for the period from January 1, 2005 through September 26, 2005 and the consolidated financial statements of TXOK Acquisition, Inc. and subsidiaries as of December 31, 2005 and for the period from September 16, 2005 (date of inception) through December 31, 2005, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements of ONEOK Energy Resources Company refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

        The statements of revenues and direct operating expenses of the Winchester Energy Company Properties (Winchester Properties) for the years ended December 31, 2004 and 2005, and the nine months ended September 30, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INDEPENDENT PETROLEUM ENGINEERS

        Lee Keeling and Associates, Inc., independent petroleum engineers, Tulsa, Oklahoma, prepared the Proved Reserves estimates with respect to all of our properties included in our Annual Report on Form 10-K for the year ended December 31, 2005, as subsequently amended, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

 16,796,244 shares

EXCO Resources, Inc.

Common stock

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses expected to be incurred by us in connection with the offering described in this registration statement. All amounts are estimates except the registration and filing fees.

Expenses	Amount
Securities and Exchange Commission registration fee	$27,731
Printing and engraving expenses	7,000	*
Legal fees and expenses	45,000	*
Accounting fees and expenses	250,000	*
Engineering fees and expenses	2,500	*
Miscellaneous	2,000	*

Total	$334,231	*

*
Estimate.

        Each selling shareholder will be responsible for any underwriting discounts, brokerage fees or commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the shares being registered and for any legal, accounting and other expenses incurred by such selling shareholder.

Item 14. Indemnification of Directors and Officers

        Article Fourteen of our Third Amended and Restated Articles of Incorporation provides that to the fullest extent permitted by the TBCA and the Texas Miscellaneous Corporation Laws Act, our directors will have no personal liability to us or our shareholders for any acts or omissions in the director's performance of his or her duties as a director. Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act permits us to limit the personal liability of directors to us or our shareholders for monetary damages for any act or omission in a director's capacity as director, except for liability for any of the following:

  (1)
  A breach of the director's duty of loyalty to the us or our shareholders;

  (2)
  An act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or knowing violation of the law;

  (3)
  A transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director's office;

  (4)
  An act or omission for which the liability of a director is expressly provided by an applicable statute.

        Article Fourteen further provides that if the TBCA or Texas Miscellaneous Corporation Laws Act is amended to authorize further elimination of the personal liability of directors, then the liability of a director shall be eliminated to the fullest extent permitted by the TBCA and the Texas Miscellaneous Corporation Laws Act, as so amended.

        Any repeal or modification of Article Fourteen by our shareholders will not adversely affect any right or protection of a director existing at the time of such repeal or modification, nor will any repeal or modification of those provisions of the TBCA or Texas Miscellaneous Corporation Laws Act that concerns the limitations of director liability be construed to adversely affect any right or protection of a director existing at the time of such repeal or modification unless such adverse construction is required by law.

        Article Thirteen of our Third Amended Restated Articles of Incorporation and Article Sixth of our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the TBCA and the Texas Miscellaneous Corporation Laws Act, except as described below with respect to securities law violations. Our bylaws further provide that we must pay or reimburse reasonable expenses incurred by one of our directors or officers who was, is or is threatened to be made a named defendant or respondent in a proceeding to the maximum extent permitted under the TBCA. We believe that these provisions are necessary.

        In the event that a claim for indemnification is made for liabilities arising under the Securities Act, the indemnification shall not be made or allowed unless:

  (1)
  the claim for indemnification under the circumstances is predicated upon the prior successful defense by the applicant of any action, suit or proceeding;

  (2)
  our Board of Directors receives an opinion of our counsel to the effect that it has been settled by controlling precedent that indemnification under the circumstances is not against public policy as expressed in the Securities Act; or

  (3)
  a court of appropriate jurisdiction finally adjudicates in an action, suit or proceeding in which we submit the issue to the court prior to allowance of the claim that indemnification under the circumstances is not contrary to the public policy expressed in the Securities Act.

        Under Article 2.02-1 of the TBCA, subject to the procedures and limitations stated therein, we may indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of ours against judgment, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the proceeding if it is determined that the person seeking indemnification:

  •
  acted in good faith;

  •
  reasonably believed that his or her conduct was in or at least not opposed to our best interests; and

  •
  in the case of a criminal proceeding, has no reasonable cause to believe his or her conduct was unlawful.

        We are required by Article 2.02-1 of the TBCA to indemnify a director or officer against reasonable expenses (including court costs and attorneys' fees) incurred by the director or officer in connection with a proceeding in which the director or officer is a named defendant or respondent because the director or officer is or was in that position if the director or officer has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The TBCA prohibits us from indemnifying a director or officer in respect of a proceeding in which the by him or her, other than for reasonable expenses (including court costs and attorneys' fees) actually incurred by him or her in connection with the proceeding; provided, that the TBCA further prohibits us from indemnifying a director or officer in respect of any such proceeding in which the person is found liable for willful or intentional misconduct in the performance of his or her duties.

        Under Article 2.02-1(J) of the TBCA, a court of competent jurisdiction may order us to indemnify a director or officer if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances; however, if the director or officer is found liable to us or is found liable on the basis that a personal benefit was improperly received by him or her, the indemnification will be limited to reasonable expenses (including court costs and attorneys' fees) actually incurred by him or her in connection with the proceeding.

        Pursuant to a merger agreement dated March 11, 2003 between ER Acquisition, Inc., EXCO Holdings Inc. and us, entered into in connection with a going private transaction, we indemnified each person who served as an officer or director of ours prior to the effective time of the merger until the later of six years after the effective time of the merger or the expiration of any statute of limitations applicable to the claim under which indemnification is sought, against liabilities for their actions or omissions as directors or officers before the effective time of the merger. The merger agreement further provided that for a period of six years after the effective time of the merger, we must maintain directors' and officers' liability insurance protection with the same coverage and in the same amount as and on terms no less favorable to the covered officers and directors than that provided by our pre-merger insurance policies. The persons benefiting from the insurance provisions of the merger agreement include all persons who served as our directors and executive officers during the period from August 1, 2002 until the effective time of the merger.

        We maintain insurance for our officers and directors against certain liabilities, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934, under insurance policies, the premiums of which we pay. The effect of these policies is to indemnify any of our officers and directors against expenses, judgments, attorney's fees and other amounts paid in settlements incurred by an officer or director upon a determination that such person acted in good faith.

Item 15. Recent Sales of Unregistered Securities

        On January 20, 2004, we issued $350.0 million aggregate principal amount of our 7 1/4% senior notes due 2011 to Credit Suisse Securities (USA) LLC, Banc One Capital Markets, Inc., BNP Paribas Securities Corp., Comerica Securities, Inc., Scotia Capital (USA) Inc. and TD Securities (USA) Inc. who were the initial purchasers of the senior notes. On April 13, 2004, we issued an additional $100.0 million of our 7 1/4% senior notes due 2011 to the same initial purchasers. We issued the senior notes to the initial purchasers in reliance on Section 4(2) of the Securities Act on the basis that each initial purchaser represented and warranted to us that it was (i) a qualified institutional buyer as defined in Rule 144A under the Securities Act and (ii) an "accredited investor" within the meaning of Rule 501(a) under the Securities Act. The initial purchasers then offered and resold the notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and to non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act of 1933. We exchanged all but $300,000 of the senior notes for new registered senior notes with substantially identical terms in June 2004.

        On February 14, 2006, EXCO Holdings Inc. merged with and into us, with us as the surviving corporation of the merger. As a result of the merger, 50,000,000 outstanding shares of stock of EXCO Holdings Inc. were cancelled and such shares were exchanged for the same number of shares of our common stock. This offering was conducted pursuant to an exemption from registration under Sections 3(a)(9) and 4(2) of the Securities Act and Regulation D promulgated thereunder.

        On February 14, 2006, we issued 388,889 shares of common stock to an entity controlled by one of our current directors, Boone Pickens, as the redemption premium under the terms of the Amended and Restated Certificate of Incorporation of TXOK Acquisition, Inc. The Redemption Shares were issued at a price of $12.00 per share in accordance with the redemption terms. The terms of the TXOK Preferred Stock were negotiated on terms believed to be fair to EXCO Holdings Inc. in order to arrange interim equity financing pending completion of the IPO in connection with the acquisition of ONEOK Energy Resources Company. This offering was conducted pursuant to an exemption from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Upon completion of the redemption, TXOK Acquisition, Inc. became our wholly-owned subsidiary.

Item 16. Exhibits and Financial Statement Schedules

        A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  i.
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  ii.
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  iii.
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  2.
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  4.
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  i.
  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  5.
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    i.
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    ii.
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    iii.
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    iv.
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on December 21, 2006.

EXCO Resources, Inc.
By:	/s/ DOUGLAS H. MILLER Douglas H. Miller Chairman and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Douglas H. Miller, Stephen F. Smith or J. Douglas Ramsey, each with full power to act alone, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY D. BENJAMIN Jeffrey D. Benjamin	Director	December 21, 2006
/s/ EARL E. ELLIS Earl E. Ellis	Director	December 21, 2006
/s/ DOUGLAS H. MILLER Douglas H. Miller	Chairman and Chief Executive Officer	December 21, 2006
/s/ ROBERT H. NIEHAUS Robert H. Niehaus	Director	December 21, 2006

/s/ BOONE PICKENS Boone Pickens	Director	December 21, 2006
/s/ J. DOUGLAS RAMSEY J. Douglas Ramsey	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	December 21, 2006
/s/ STEPHEN F. SMITH Stephen F. Smith	Vice Chairman and President	December 21, 2006
/s/ ROBERT L. STILLWELL Robert L. Stillwell	Director	December 21, 2006
/s/ MARK E. WILSON Mark E. Wilson	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	December 21, 2006

EXHIBIT INDEX

Exhibit Number	Description Of Exhibit
2.1	Merger Agreement, dated July 22, 2006, by and among Winchester Acquisition, LLC, Progress Fuels Corporation, Winchester Energy Company, Ltd., and WGC Holdco, LLC., filed as an Exhibit to EXCO's Current Report on Form 8-K, dated July 22, 2006 and filed on July 25, 2006 and incorporated by reference herein.
2.2
First Amendment to Agreement and Plan of Merger, dated as of September 28, 2006, by and among Winchester Acquisition, LLC, Progress Fuels Corporation, Winchester Energy Company, Ltd., and WGC Holdco, LLC, filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 2, dated July 22, 2006 and filed on October 4, 2006 and incorporated by reference herein.
3.1
Third Amended and Restated Articles of Incorporation of EXCO Resources, Inc., filed as an Exhibit to EXCO's Current Report on Form 8-K, dated February 8, 2006 and filed on February 14, 2006 and incorporated by reference herein.
3.2
Amended and Restated Bylaws of EXCO Resources, Inc., filed as an Exhibit to EXCO's current report on Form 8-K, dated February 8, 2006 and filed on February 14, 2006 and incorporated by reference herein.
4.1
Indenture among EXCO Resources, Inc., the Subsidiary Guarantors and Wilmington Trust Company, as Trustee, dated as of January 20, 2004, filed as Exhibit (b)(2) to Amendment No. 4 to the Schedule TO filed by NCE Acquisition, Inc. and EXCO Resources, Inc. on January 21, 2004 and incorporated by reference herein.
4.2	First Supplemental Indenture by and among EXCO Resources, Inc., North Coast Energy, Inc., North Coast Energy Eastern, Inc. and Wilmington Trust Company, as Trustee, dated as of January 27, 2004.*
4.3
Second Supplemental Indenture by and among EXCO Resources, Inc., Pinestone Resources, LLC and Wilmington Trust Company, as Trustee, filed as an Exhibit to EXCO's Annual Report on Form 10-K for 2004 filed March 31, 2005 and incorporated by reference herein.
4.4
Third Supplemental Indenture by and among EXCO Resources, Inc., TXOK Acquisition, Inc. and Wilmington Trust Company, as Trustee, filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 1, dated February 8, 2006 and filed on February 21, 2006 and incorporated by reference herein.
4.5	Form of 7 1/4% Global Note Due 2011.**
4.6
Securities Account Control Agreement, dated as of February 10, 2005, among EXCO Resources, Inc., JPMorgan Chase Bank, N.A., Wilmington Trust Company and JPMorgan Securities Inc., filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 1, dated January 17, 2005 and filed February 16, 2005 and incorporated by reference herein.
4.7
Securities Account Control Agreement, dated as of February 10, 2005, among EXCO Resources, Inc., Wilmington Trust Company and J.P. Morgan Securities Inc., filed as an Exhibit to EXCO's Current Report on Form 8-K/A Amendment No. 1, dated February 10, 2005 and filed February 16, 2005 and incorporated by reference herein.

4.8
Specimen Stock Certificate for EXCO's common stock, filed as an Exhibit to EXCO's Amendment No. 2 to its Registration Statement on Form S-1 (File No. 333-129935) filed on January 27, 2006 and incorporated by reference herein.
4.9
Fourth Supplemental Indenture, dated as of May 4, 2006, by and among EXCO Resources, Inc., Power Gas Marketing & Transmission, Inc. and Wilmington Trust Company, as Trustee, filed as an Exhibit to EXCO's Current Report on Form 8-K, dated May 4, 2006 and filed on May 10, 2006 and incorporated by reference herein.
4.10
First Amended and Restated Registration Rights Agreement, by and among EXCO Holdings Inc. and the Initial Holders (as defined therein), effective January 5, 2006, filed as an Exhibit to EXCO's Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-129935) filed on January 6, 2006 and incorporated by reference herein.
5.1	Legal opinion of William L. Boeing, Esq., filed herewith.
10.1
EXCO Resources, Inc. Amended and Restated Severance Plan effective as of August 17, 2004 filed as an Exhibit to EXCO's Current Report on Form 8-K, dated November 18, 2004 and filed November 24, 2004 and incorporated by reference herein.***
10.2
Share and Debt Purchase Agreement, dated effective January 12, 2005, among 1143928 Alberta Ltd., EXCO Resources, Inc. and Taurus Acquisition, Inc. filed as an Exhibit to EXCO's Current Report on Form 8-K, dated January 17, 2005 and filed January 21, 2005 and incorporated by reference herein.
10.3
First Amending Agreement to the Share and Debt Purchase Agreement, dated effective February 8, 2005, among 1143928 Alberta Ltd., EXCO Resources, Inc. and Taurus Acquisition, Inc., filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 1, dated January 17, 2005 and filed February 16, 2005 and incorporated by reference herein.
10.4
Securities Account Control Agreement, dated as of February 10, 2005, among EXCO Resources, Inc., JPMorgan Chase Bank, N.A., Wilmington Trust Company and JPMorgan Securities Inc., filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 1, dated January 17, 2005 and filed February 16, 2005 and incorporated by reference herein.
10.5
Securities Account Control Agreement, dated as of February 10, 2005, among EXCO Resources, Inc., Wilmington Trust Company and J.P. Morgan Securities Inc., filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 1, dated January 17, 2005 and filed February 16, 2005 and incorporated by reference herein.
10.6
Indenture among EXCO Resources, Inc., the Subsidiary Guarantors and Wilmington Trust Company, as Trustee, dated as of January 20, 2004, filed as Exhibit (b)(2) to Amendment No. 4 to the Schedule TO filed by NCE Acquisition, Inc. and EXCO Resources, Inc. on January 21, 2004 and incorporated by reference herein.
10.7	First Supplemental Indenture by and among EXCO Resources, Inc., North Coast Energy, Inc., North Coast Energy Eastern, Inc. and Wilmington Trust Company, as Trustee, dated as of January 27, 2004.*
10.8
Second Supplemental Indenture by and among EXCO Resources, Inc., Pinestone Resources, LLC and Wilmington Trust Company, as Trustee, dated as of December 21, 2004, filed as an Exhibit to EXCO's Annual Report on Form 10-K for 2004 filed March 31, 2005 and incorporated by reference herein.

10.9
Third Supplemental Indenture by and among EXCO Resources, Inc., TXOK Acquisition, Inc. and Wilmington Trust Company, as Trustee, filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 1, dated February 8, 2006 and filed on February 21, 2006 and incorporated by reference herein.
10.10
Fourth Supplemental Indenture, dated as of May 4, 2006, by and among EXCO Resources, Inc., Power Gas Marketing & Transmission, Inc. and Wilmington Trust Company, as Trustee, filed as an Exhibit to EXCO's Current Report on Form 8-K, dated May 4, 2006 and filed on May 10, 2006 and incorporated by reference herein.
10.11	Form of 7 1/4% Global Note Due 2011.**
10.12
EXCO Holdings Inc. 2005 Long-term Incentive Plan, dated October 5, 2005 filed as an Exhibit to EXCO's Current Report on Form 8-K, dated September 30, 2005 and filed on October 7, 2005 and incorporated by reference herein.***
10.13
Form of Incentive Stock Option Agreement of the EXCO Holdings Inc. 2005 Long-term Incentive Plan filed as an Exhibit to EXCO's Current Report on Form 8-K, dated September 30, 2005 and filed on October 7, 2005 and incorporated by reference herein.***
10.14
Form of Nonqualified Stock Option Agreement of the EXCO Holdings Inc. 2005 Long-term Incentive Plan filed as an Exhibit to EXCO's Current Report on Form 8-K, dated September 30, 2005 and filed on October 7, 2005 and incorporated by reference herein.***
10.15
Form of Restricted Stock Award Agreement of the EXCO Holdings Inc. 2005 Long-term Incentive Plan filed as an Exhibit to EXCO's Current Report on Form 8-K, dated September 30, 2005 and filed on October 7, 2005 and incorporated by reference herein.***
10.16
Letter Agreement, dated October 3, 2005, between EXCO Resources, Inc. and JPMorgan Chase Bank, N.A., as agent for certain lenders under the Credit Agreement by and among EXCO Holdings II, Inc. (EXCO Holdings Inc. as successor by merger) as Borrower and JPMorgan Chase Bank, N.A., as Administrative Agent for itself and the Lenders defined therein, dated October 3, 2005, as filed as an Exhibit to EXCO's Quarterly Report on Form 10-Q for the Quarter ended September 30, 2005 filed November 14, 2005 and incorporated by reference herein.
10.17
Promissory Note in the maximum amount of $10,000,000, dated October 7, 2005, made by EXCO Holdings Inc., payable to EXCO Resources, Inc., filed as an Exhibit to EXCO's Quarterly Report on Form 10-Q for the Quarter ended September 30, 2005 filed November 14, 2005 and incorporated by reference herein.
10.18
First Amended and Restated Registration Rights Agreement, by and among EXCO Holdings Inc. and the Initial Holders (as defined therein), effective January 5, 2006, filed as an Exhibit to EXCO's Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-129935) filed on January 6, 2006 and incorporated by reference herein.
10.19
Agreement and Plan of Merger between EXCO Holdings Inc. and EXCO Resources, Inc., dated February 9, 2006, filed as an Exhibit to EXCO's Current Report on Form 8-K, dated February 8, 2006 and filed February 14, 2006 and incorporated by reference herein.

10.20
Credit Agreement for Senior Secured Revolving Credit Facility, dated as of September 27, 2005, by and among TXOK Acquisition, Inc., as Borrower, certain subsidiaries of Borrower, as Guarantors, the Lenders (as defined therein), JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities Inc., as Sole Bookrunner and Lead Arranger, filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 1, dated February 8, 2006 and filed on February 21, 2006 and incorporated by reference herein.
10.21
First Amendment to Revolving Credit Agreement, dated as of December 15, 2005, by and among TXOK Acquisition, Inc., as Borrower, certain subsidiaries of Borrower, as Guarantors, the Lenders (as defined herein), and JPMorgan Chase Bank, N.A., as Administrative Agent, filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 1, dated February 8, 2006 and filed on February 21, 2006 and incorporated by reference herein.
10.22
Second Amendment to Revolving Credit Agreement, dated as of February 6, 2006, by and among TXOK Acquisition, Inc., as Borrower, certain subsidiaries of Borrower, as Guarantors, the Lenders (as defined therein), and JPMorgan Chase Bank, N.A., as Administrative Agent, filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 1, dated February 8, 2006 and filed on February 21, 2006 and incorporated by reference herein.
10.23
Subsidiary Guaranty, dated February 14, 2006, among TXOK Acquisition, Inc., TXOK Energy Resources Company, TXOK Energy Holdings, L.L.C., TXOK Texas Energy Holdings, LLC and TXOK Texas Energy Resources, L.P., as Subsidiary Guarantors, in favor of JPMorgan Chase Bank, NA, as agent for itself and the Lenders defined therein, filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 1, dated February 8, 2006 and filed on February 21, 2006 and incorporated by reference herein.
10.24
Amended and Restated Credit Agreement, dated as of March 17, 2006, among EXCO Resource, Inc. as Borrower, certain of its subsidiaries, as Guarantors, the Lenders defined therein, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities Inc., as Sole Bookrunner and Lead Manager, filed as an Exhibit to EXCO's Current Report on Form 8-K, dated March 17, 2006 and filed on March 23, 2006 and incorporated by reference herein.
10.25
EXCO Resources, Inc. 2005 Long-Term Incentive Plan, filed as an Exhibit to EXCO's Registration Statement on Form S-8 (File No. 333-132551) filed on March 17, 2006 and incorporated by reference herein.***
10.26
Form of Incentive Stock Option Agreement for the EXCO Resources, Inc. 2005 Long-Term Incentive Plan, filed as an Exhibit to EXCO's Registration Statement on Form S-8 (File No. 333-132551) filed on March 17, 2006 and incorporated by reference herein.***
10.27
Form of Nonqualified Stock Option Agreement for the EXCO Resources, Inc. 2005 Long-Term Incentive Plan, filed as an Exhibit to EXCO's Registration Statement on Form S-8 (File No. 333-132551) filed on March 17, 2006 and incorporated by reference herein.***
10.28
Form of Restricted Stock Award Agreement for the EXCO Resources, Inc. 2005 Long-Term Incentive Plan, filed as an Exhibit to EXCO's Registration Statement on Form S-8 (File No. 333-132551) filed on March 17, 2006 and incorporated by reference herein.***

10.29
Merger Agreement, dated July 22, 2006, by and among Winchester Acquisition, LLC, Progress Fuels Corporation, Winchester Energy Company, Ltd., and WGC Holdco, LLC., filed as an Exhibit to EXCO's Current Report on Form 8-K, dated July 22, 2006 and filed on July 25, 2006 and incorporated by reference herein.
10.30
First Amendment to Agreement and Plan of Merger, dated as of September 28, 2006, by and among Winchester Acquisition, LLC, Progress Fuels Corporation, Winchester Energy Company, Ltd., and WGC Holdco, LLC, filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 2, dated July 22, 2006 and filed on October 4, 2006 and incorporated by reference herein.
10.31
Payment Performance Guaranty, dated July 22, 2006, by and between Progress Fuels Corporation and EXCO Resources, Inc., filed as an exhibit to EXCO's Current Report on Form 8-K, dated July 22, 2006 and filed on July 24, 2006 and incorporated by reference herein.
10.32
Senior Revolving Credit Agreement, dated October 2, 2006, among EXCO Partners Operating Partnership, LP, certain of its subsidiaries, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto, filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 2, dated July 22, 2006 and filed on October 4, 2006 and incorporated by reference herein.
10.33
Senior Term Credit Agreement, dated October 2, 2006, among EXCO Partners Operating Partnership, LP, certain of its subsidiaries, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto, filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 2, dated July 22, 2006 and filed on October 4, 2006 and incorporated by reference herein.
10.34
First Amendment to Credit Agreement, dated October 2, 2006, among EXCO Resources, Inc., certain of its subsidiaries, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto, filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 2, dated July 22, 2006 and filed on October 4, 2006 and incorporated by reference herein.
10.35
Amended and Restated Equity Contribution Agreement, dated October 4, 2006, among EXCO Resources, Inc., EXCO Partners Operating Partnership, LP, and JPMorgan Chase Bank, N.A., as Administrative Agent, filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 2, dated July 22, 2006 and filed on October 4, 2006 and incorporated by reference herein.
10.36
Senior Term Credit Agreement, dated October 2, 2006, as amended and restated as of October 13, 2006, among EXCO Partners Operating Partnership, LP, certain of its subsidiaries, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto, filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 3, dated July 22, 2006 and filed on October 19, 2006 and incorporated by reference herein.
10.37
Second Amended and Restated Equity Contribution Agreement, dated October 13, 2006, among EXCO Resources, Inc., EXCO Partners Operating Partnership, LP, and JPMorgan Chase Bank, N.A., as Administrative Agent, filed as an Exhibit to EXCO's Current Report on Form 8-K/A-Amendment No. 3, dated July 22, 2006 and filed on October 19, 2006 and incorporated by reference herein.

10.38
Nonqualified Stock Option Agreement, by and between EXCO Holdings Inc. (EXCO Resources, Inc. as successor by merger) and Douglas H. Miller dated as of October 5, 2005 granting an option to purchase 1,655,000 shares of Common Stock, filed as an Exhibit to Mr. Miller's Schedule 13D, dated October 5, 2006 and filed on October 16, 2006 and incorporated by reference herein.***
10.39
Nonqualified Stock Option Agreement, by and between EXCO Holdings Inc. (EXCO Resources, Inc. as successor by merger) and Douglas H. Miller dated as of October 5, 2005 granting an option to purchase 50,000 shares of Common Stock, filed as an Exhibit to Mr. Miller's Schedule 13D, dated October 5, 2006 and filed on October 16, 2006 and incorporated by reference herein.***
10.40
Incentive Stock Option Agreement, by and between EXCO Resources, Inc. and Douglas H. Miller dated as of December 1, 2006 granting an option to purchase 60,000 shares of Common Stock, filed as an Exhibit to Mr. Miller's Schedule 13D/A, dated December 1, 2006 and filed on December 5, 2006 and incorporated by reference herein.***
10.41
Second Amended and Restated EXCO Resources, Inc. Severance Plan, filed as an Exhibit to EXCO's Current Report on Form 8-K, dated November 8, 2006 and filed on November 9, 2006 and incorporated by reference herein.
10.42	2007 Director Plan of EXCO Resources, Inc., filed as an Exhibit to EXCO's Current Report on Form 8-K, dated November 8, 2006 and filed on November 9, 2006 and incorporated by reference herein.
14.1
Code of Ethics for the Chief Executive Officer and Senior Financial Officers, filed as an Exhibit to EXCO's Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-129935) filed January 6, 2006 and incorporated by reference herein.
14.2
Code of Business Conduct and Ethics for Directors, Officers and Employees, filed as an Exhibit to EXCO's Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-129935) filed January 6, 2006 and incorporated by reference herein.
14.3
Amendment No. 1 to EXCO Resources, Inc. Code of Business Conduct and Ethics for Directors, Officers and Employees, filed as an Exhibit to EXCO's Current Report on Form 8-K, dated November 8, 2006 and filed on November 9, 2006 and incorporated by reference herein.
21.1	Subsidiaries of the registrant, filed as an Exhibit to EXCO's Annual Report on Form 10-K for 2005 filed March 31, 2006 and incorporated by reference herein.
23.1	Consent of KPMG LLP, filed herewith.
23.2	Consent of KPMG LLP, filed herewith.
23.3	Consent of PricewaterhouseCoopers LLP, filed herewith.
23.4	Consent of Lee Keeling and Associates, Inc., filed herewith.
99.1	Audit Committee Charter, filed as an Exhibit to EXCO's Current Report on Form 8-K filed November 24, 2004 and incorporated by reference herein.

*
Filed as an Exhibit to EXCO's Registration Statement on Form S-4 filed on March 25, 2004 and incorporated by reference herein.

**
Filed as an Exhibit to EXCO's Pre-effective Amendment No. 1 to its Registration Statement on Form S-4 filed on April 20, 2004 and incorporated by reference herein.

***
These exhibits are management contracts.